Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Prudential World Fund, Inc.:

We consent to the use of our reports dated December 16, 2015, with respect to Prudential Jennison Global Opportunities Fund and Prudential Jennison Global Infrastructure Fund, and December 17, 2015 with respect to Prudential Emerging Markets Debt Local Currency Fund, each a series of Prudential World Fund, Inc., incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Other Service Providers” and “Financial Statements” in the statements of additional information.

New York, New York

January 29, 2016